Exhibit 15

ACCOUNTANTS’ ACKNOWLEDGEMENT

November 9, 2005

Chemtura Corporation

Middlebury, Connecticut

Re:  Registration Statement Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-87035, 333-60422, 333-71030, 333-71032, 333-87886, 333-119641, 333-123857 and 333-126341

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 8, 2005, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

  /s/ KPMG LLP
Stamford, Connecticut